Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-221610 and 333-231537) of Bio-Path Holdings, Inc.,
(2)	Registration Statement (Form S-1 No. 333-229049) of Bio-Path Holdings, Inc.,
(3)	Registration Statement (Form S-8 No. 333-156054) pertaining to the Bio-Path Holdings, Inc. 2007 Stock Incentive Plan, as amended, and
(4)	Registration Statements (Form S-8 No. 333-223111, 333-236390) pertaining to the Bio-Path Holdings, Inc. 2017 Stock Incentive Plan, as amended;

of our report dated March 9, 2021, with respect to the consolidated financial statements of Bio-Path Holdings, Inc. included in this Annual Report (Form 10-K) of Bio-Path Holdings, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Houston, Texas

March 9, 2021